EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:	MGM MIRAGE	Herbst Gaming, Inc.

	ALAN M. FELDMAN	MARY E. HIGGINS
	Senior Vice President	Chief Financial Officer
	Public Affairs	(702) 889-7600
(702) 891-7147

MGM MIRAGE COMPLETES THE SALE OF
PRIMM VALLEY RESORTS TO HERBST GAMING, INC.

Las Vegas, April 10, 2007 — MGM MIRAGE (NYSE: MGM) and Herbst Gaming, Inc. announced today that they have completed their previously announced transaction involving the sale of Buffalo Bill’s, Primm Valley and Whiskey Pete’s hotel-casinos (collectively known as “Primm Valley Resorts”) located in Primm, Nevada to Herbst Gaming for $400 million.

“My brothers and I are extremely pleased about the acquisition of these three great assets. We look forward to continuing and building upon the legacy started at these properties by the Primm family.  We believe that the Buffalo Bill’s, Primm Valley and Whiskey Pete’s assets and their customer base fit in extremely well with our existing eight casino portfolio and that the “Terrible’s” brand will bring added excitement to the 1-15 corridor,” said Ed Herbst, President of Herbst Gaming. “We are also excited to welcome all of the great Primm Valley Resorts employees to the Herbst Gaming family.”

Primm Valley Resorts, located about 40 miles south of Las Vegas, feature 2,642 guest rooms, 137,000 square feet of casino space, 2,816 slot machines and 93 gaming tables and also include three gas stations and a convenience store.  The Primm Valley Golf Club, consisting of approximately 573 acres in California, is not part of this transaction and will continue to be owned by MGM MIRAGE.  Herbst Gaming will manage the Primm Valley Golf Club on behalf of MGM MIRAGE.

MGM MIRAGE expects to report a substantial gain in the second quarter.  MGM MIRAGE acquired these properties in March 1999 as part of its acquisition of Primadonna Resorts, Inc.

*     *      *

About MGM MIRAGE

MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 19 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois.  The Company has entered into an agreement to sell its Colorado Belle and Edgewater properties located in Laughlin, Nevada.  In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R.  CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible

Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

About Herbst Gaming, Inc.

Herbst Gaming, Inc. is a diversified gaming company which, when the transaction closes, will operate 16 casinos in Nevada, Missouri and Iowa, as well as, a slot route operation in Nevada. Additional information is available in the “Investors Relations” section of the Company’s website at http://www.herbstgaming.com.

Forward Looking Statements

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in each of the company’s public filings with the Securities and Exchange Commission.